Exhibit 1

CONSOLIDATED BALANCE SHEETS

Canadian Dollars ('000's)	As at September 30, 2002	As at December 31, 2001

	(unaudited)	(audited)
Assets

Current assets

Cash	$34	$35

Accounts receivable	30,335	11,838

Current portion of deferred hedging settlements	1,941	171

Assets held for sale	—	1,500

Prepaids	739	117

	33,049	13,661

Deferred hedging settlements	85	—

Cash reserve for future site reclamation	1,118	424

Property, plant and equipment	436,997	171,808

	$471,249	$185,893

Liabilities

Current liabilities

Accounts payable and accrued liabilities	$30,420	$10,559

Cash distribution payable to unitholders	6,314	4,204

Current portion of deferred lease obligation	226	495

Due to a related party (Note 6)	193	85

Bank debt (Note 7)	88,600	35,600

	125,753	50,943

Provision for future site restoration	9,851	6,807

Deferred lease obligation	61	180

Future income taxes	65,018	23,252

Unitholders’ Equity

Capital contributions (Note 3)	336,084	187,331

Convertible debentures (Note 8)	61,279	—

Management fee (Note 6)	7,978	256

Accumulated loss	(43,251)	(45,996)

Accumulated cash distributions	(88,325)	(36,880)

Accumulated interest on convertible debentures	(3,199)	—

	270,566	104,711

	$471,249	$185,893

CONSOLIDATED STATEMENT OF UNITHOLDERS’ EQUITY

Canadian Dollars ('000's)	Nine months ended	For the period March 6, 2001 to
	September 30, 2002	September 30, 2001

	(unaudited)	(unaudited)
Unitholders’ equity, beginning of period	$104,711	$44,508

Net income (loss) for the period	2,745	(32,614)

Issue of trust units, net of cost (Note 3)	148,753	110,987

Issue of debentures, net of costs and conversions (Note 8)	61,279	—

Management fee (Note 6)	7,723	—

Cash distributions	(54,645)	(25,866)

Unitholders’ equity, end of period	$270,566	$97,015

CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED INCOME (LOSS)
(unaudited)

				For the period
	Three months ended		Nine months ended	March 6 to
Canadian Dollars (000's) except per unit amounts	September 30		September 30	September 30

	2002	2001	2002	2001

Revenue

Gross production revenue	$48,191	$30,390	$125,955	$56,603

Other income	—	—	170	—

Less: Royalties (net of ARTC)	10,905	5,388	27,178	9,959

	37,286	25,002	98,947	46,644

Expenses

Production	12,918	7,829	34,273	13,606

General and Administrative	2,124	1,255	5,349	2,337

Cash management fees (Note 6)	545	571	1,456	889

Non-cash management fees (Note 6)	3,231	229	7,978	229

Interest	1,111	1,217	3,111	2,034

Depletion, depreciation and amortization	20,820	13,137	55,118	21,707

Additional depletion, depreciation and amortization	—	64,200	—	64,200

	40,749	88,438	107,285	105,002

Income (loss) before taxes	(3,463)	(63,436)	(8,338)	(58,358)

Capital taxes	753	437	2,051	865

Future income tax expense (recovery)	(4,445)	(27,166)	(13,134)	(26,609)

	(3,692)	(26,729)	(11,083)	(25,744)

Net income (loss) for the period	229	(36,707)	2,745	(32,614)

Accumulated income (loss) at beginning of period	(43,480)	4,952	(45,996)	859

Accumulated income (loss) at end of period	$(43,251)	$(31,755)	$(43,251)	$(31,755)

Net income per unit — basic (Note 5)	0.01	(2.38)	0.08	(2.71)

Net income per unit — diluted (Note 5)	0.01	(2.38)	0.07	(2.71)

CONSOLIDATED STATEMENT OF DISTRIBUTIONS
(unaudited)

				For the period
	Three months ended		Nine months	March 6 to
Canadian Dollars (000's) except per unit amounts	September 30		ended September 30	September 30

	2002	2001	2002	2001

Cash flow from operations	$22,631	$13,602	$60,597	$26,878

Cash reserved for interest on convertible debentures	(1,701)	—	(3,199)	—

Cash reserved for financing and investing activities	(2,091)	(34)	(5,953)	(1,012)

Declared distributions to unitholders	$18,839	$13,568	$51,445	$25,866

Declared distributions per unit	$0.51	$0.84	$1.46	$1.94

CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

				For the period
	Three months ended		Nine months	March 6 to
Canadian Dollars (000's) except per unit amounts	September 30		ended September 30	September 30

	2002	2001	2002	2001

Cash provided by operating activities

Net income (loss) for the period	$229	$(36,707)	$2,745	$(32,614)

Add non-cash items:

Depletion, depreciation and amortization	20,820	13,137	55,118	21,707

Additional depletion, depreciation and amortization	—	64,200	—	64,200

Future income tax expense (recovery)	(4,445)	(27,166)	(13,134)	(26,609)

Amortization of deferred charges	2,796	(91)	7,890	(35)

Non-cash management fees (Note 6)	3,231	229	7,978	229

Cash flow from operations	22,631	13,602	60,597	26,878

Net change in non-cash working capital	(624)	(2,732)	(17,671)	(4,982)

	22,007	10,870	42,926	21,896

Cash used in investing activities

Expenditures on property, plant and equipment	(1,738)	(3,939)	(15,145)	(7,666)

Acquisition of Maxx Petroleum Ltd.		—	—	(38,799)

Acquisition of Richland Petroleum Corporation (Note 2)	—	—	(3,390)	—

Costs related to future acquisition (Note 9)	(360)		(360)

Acquisition of oil and gas properties	(46)	(174)	(70,895)	(2,380)

Proceeds on disposition of oil and gas properties	3,221	1,319	5,506	1,422

Cash reserve for future site reclamation	(321)	(289)	(864)	(413)

Net change in non-cash investing working capital	(5,302)	(2,046)	4,109	380

	(4,546)	(5,129)	(81,039)	(47,456)

Cash provided by financing activities

Increase (decrease) in long-term bank debt	(5,200)	(17,200)	(22,425)	31,800

Declared distributions to unitholders	(18,839)	(13,568)	(51,445)	(25,866)

Declared distributions to debentureholders	(1,701)	—	(3,199)	—

Issue of debentures, net of costs (Note 8)	—	—	61,398	—

Issue of trust units, net of costs (Note 3)	6,435	24,196	48,475	24,196

Change in deferred charges	—	822	—	(4,620)

Net change in non-cash financing working capital	1,809	—	5,308	—

	(17,496)	(5,750)	38,112	25,510

Increase (decrease) in cash	(35)	(9)	(1)	(50)

Cash at beginning of the period	69	32	35	73

Cash at end of the period	$34	$23	$34	$23

Cash flow from operations per weighted average Unit — basic	0.61	0.88	1.76	2.23

Cash flow from operations per weighted average Unit — diluted	0.52	0.88	1.57	2.23

Supplemental disclosure of cash flow information

Cash interest paid	881	1,357	3,168	2,157

Cash capital taxes paid	753	327	2,051	717

NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(unaudited)

September 30, 2002

The Interim Consolidated Financial Statements of Provident Energy Trust (“Provident” or “Trust”) have been prepared by management in accordance with accounting principles generally accepted in Canada. Certain information and disclosures normally required in the notes to the annual financial statements have been condensed or omitted. The Interim Consolidated Financial Statements should be read in conjunction with Provident’s audited Consolidated Financial Statements and the notes for the year ended December 31, 2001.

1.	Significant accounting policies

The Interim Consolidated Financial Statements have been prepared based on the consistent application of the accounting policies and procedures as set out in the audited Consolidated Financial Statements of Provident for the year ended December 31, 2001 except as described in Note 4 and Note 7.

2.	Acquisition of Richland Petroleum Corporation (“Richland”)

On November 26, 2001 Provident and Richland entered into an arrangement whereby Provident agreed to acquire the outstanding shares of Richland through a Plan of Arrangement (“Plan”). On January 15, 2002 the shareholders of Richland voted in favor of the Plan, to amalgamate Richland with Provident Energy Ltd. Provident issued 11,157,225 units with an ascribed value of $98.9 million.

The transaction, effective January 16, 2002, has been accounted for using the purchase method of accounting for acquisitions, with the results of operations included in the consolidated statement of operations and accumulated income from the date of the amalgamation. At January 16, 2002, Provident allocated the purchase price to the assets and liabilities of Richland as follows:

Net assets acquired and liabilities assumed

Property, plant and equipment	$234,064

Fair market value of hedges acquired	10,133

Cash reserved for future site restoration	372

Bank debt	(75,425)

Working capital deficiency	(10,111)

Site restoration	(1,559)

Future income taxes	(54,900)

$102,574

Consideration

Trust units issued	$98,853

Acquisition costs incurred	3,721

$102,574

3.	Capital Contributions

(a)	Authorized

(i) Unlimited number of common voting units

(b)	Issued

	January 1, 2002 to		March 6, 2001 to
	September 30, 2002		September 30, 2001

	Number	Amount	Number	Amount
	of Units	($000's)	of Units	($000's)

Balance at beginning of period	21,022,321	$187,331	7,092,221	$43,649

Issued for corporate acquisitions	11,157,225	98,853	7,475,000	87,009

Issued to the Manager	31,798	261	—	—

Issued to directors	—	—	19,600	243

Issued from treasury	3,900,000	39,390	2,435,500	26,425

Issued for property acquisition	100,000	1,050	—	—

Stock options exercised	114,527	1,009	—	—

Debentures converted	11,681	119	—	—

Issued for distribution reinvestment plan	801,676	8,245	—	—

Units to be issued for distribution reinvestment plan	195,510	2,000	—	—

Unit issue costs	—	(2,174)	—	(2,690)

Balance at September 30	37,334,737	$336,084	17,022,321	$154,636

(c)	Units reserved

(i) Trust Unit Option Plan:

The Trust has reserved an amount of trust units for options equal to ten percent of the issued and outstanding units of the Trust to a maximum of 3,600,000 units.

(ii) Management Fees

The Trust has reserved 1,800,000 units for issuance in lieu of cash payments otherwise owing in respect of certain management fees payable from time to time to Provident Management Corporation under the terms of the Management Agreement.

(d)	Premium Distribution, Distribution Reinvestment Plan and Optional Unit Purchase Plan

Effective with the May 2002 distribution, the Trust initiated a Premium Distribution, Distribution Reinvestment and Optional Unit Purchase Plan (“the Plan”). The Plan allows eligible unitholders to direct their distributions to the purchase of additional units at 95 percent of the average market price as defined in the Plan (“Regular DRIP”). The Premium Distribution component allows eligible unit holders to elect to receive 102 percent of the cash the unitholder would otherwise have received on the distribution date (“Premium DRIP”). Unitholders who participate in either the Regular DRIP or the Premium DRIP are also eligible to participate in the Optional Unit Purchase Plan as defined in the Plan.

4.	Unit Option Plan

Provident has an Employee Incentive Unit Option Plan (‘Plan’) that is administered by the Board of Directors. The exercise price of an option is determined at the time of the grant and is to be not less than the closing price of the Trust Units on the TSX on the last day preceding the grant on which a trade of Trust Units occurred on such exchange, subject to reductions in the exercise price of an option in certain circumstances based on the cash distributions made on the Trust Units. All directors, officers, employees and certain consultants of Provident are eligible to participate in the Plan. Provident has reserved a maximum of 3,600,000 trust units for issue pursuant to the Plan.

	January 1, 2002 to		March 6, 2001 to
	September 30, 2002		September 30, 2001

		Weighted		Weighted
		Average		Average
	Number	Exercise	Number	Exercise
	of Options	Price(1)	of Options	Price(1)

Outstanding at beginning of period	611,100	$11.16	—	—

Granted	315,013	$10.28	631,900	$11.21

Exercised/Cancelled/Expired	(136,863)	$10.92	(12,000)	$12.27

Outstanding at end of period	789,250	$10.85	619,900	$11.19

Exercisable at end of period	313,497	$11.10	226,633	$11.17

(1)	The weighted average exercise price does not include any reduction to the exercise price of the options which could occur in certain circumstances.

The Trust accounts for its unit-based compensation plans using the intrinsic-value method whereby no costs have been recognized in the financial statements for unit options granted to employees and directors. Effective January 1, 2002 a change in Canadian Generally Accepted Accounting Principles requires the impact on compensation costs using the fair value method be disclosed. If the fair value method had been used the impact on the Trust’s pro forma net earnings would have been negligible.

5.     Net earnings (loss) per unit

The net earnings per trust unit for the three months ended September 30, 2002 was $0.01 and was calculated based on 36,856,402 weighted average number of units outstanding during the period. On a diluted basis, net earnings for the quarter was $0.01 and was calculated using 43,552,349 diluted units outstanding. For the period January 1, 2002 to September 30, 2002, net earnings was $0.08 per unit based on 34,364,506 weighted average units outstanding for the period. On a diluted basis, net earnings for the nine months ended September 30 2002 were $0.07 per diluted unit based on 38,630,136 diluted units outstanding.

For the period March 6, 2001 to September 30, 2001, the net loss per unit was $2.71 and was calculated based on 12,055,115 weighted average units outstanding during the period. For the quarter ended September 30,2001 the net loss per unit was $2.38, calculated based on the weighted average number of units outstanding during the quarter of 15,433,951. During the period, there were no items that had a dilutive impact on net earnings.

6.     Related party transactions

The Trust and Provident are actively managed by Provident Management Corporation (“the Manager”). For the nine months ended September 30, 2002, the Manager earned cash management fees of $1.5 million calculated as two percent of cash operating income. The Manager is also entitled at December 31 of each year to receive a total return fee, which is based on market capitalization, distributions and unit price performance during the year. An amount of $8.0 million was accrued for this fee for the nine months ended September 30, 2002. The fee was estimated based on the quarter end unit price, distributions and the weighted average number of units outstanding for the nine months ended September 30, 2002. The fee is expected to be paid in units, however, both the fee as well as the number of units to be issued cannot be determined until year-end. In addition, the Manager is reimbursed for general and administrative expenses, which amounted to $0.2 million for the nine months ended September 30, 2002. As at September 30, 2002, Provident owed $0.2 million to the Manager, which is to be settled in cash. The Manager does not receive any form of compensation with respect to salaries or fees on acquisitions and dispositions.

7.	Bank debt

Effective January 1, 2002, a change in Canadian Generally Accepted Accounting Principles requires that all demand credit facilities that are revolving, in nature, must be disclosed as part of current liabilities. For comparative purposes, the long-term debt outstanding at December 31, 2001 of $35.6 million has been reclassified to current. At September 30, 2002, Provident had a $150 million revolving demand credit facility with a syndicate of Canadian chartered banks.

8.	Subordinated convertible debentures

On April 11, 2002, the Trust issued $64,410,000 aggregate principal amount of unsecured subordinated convertible debentures with a 10.5% coupon rate maturing on May 15, 2007. The debentures may be converted into trust units at the option of the holder at a conversion price of $10.70 per trust unit at any time prior to May 15, 2007 and may be redeemed by the Trust under certain circumstances. The debentures and related interest obligations have been classified as equity on the consolidated balance sheet as the Trust may elect to satisfy the debenture interest and principal obligations by the issuance of trust units. Issue costs associated with the convertible debentures totaled $3.0 million.

9.	Subsequent event

On October 1, 2002, the Trust acquired Meota Resources Corp. (“Meota”) by way of a formal take-over bid to Meota shareholders. The bid was announced in August 2002 after both entities jointly agreed to execute an agreement whereby Provident agreed to make an offer (the “Offer”) to acquire all of the outstanding shares of Meota.

Interested parties should refer to Provident Takeover Bid Circular, dated August 26, 2002, for further information with respect to the Offer.

10.	Comparative figures

Certain of the comparative figures have been reclassified to conform to the presentation in the current period.